Exhibit 4.1

SHARE CERTIFICATE

Number	Shares

LEGEND BIOTECH CORPORATION

THIS SHARE CERTIFICATE CERTIFIES THAT as of [DATE], [HOLDER OF SHARES], [ADDRESS OF HOLDER] is the registered holder of [NUMBER OF SHARES] fully paid [CLASS OF SHARES] of [PAR VALUE] par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [DATE].

By
Director